Exhibit 10.1

EXECUTION VERSION

974 Centre Road, Building 735

Wilmington, Delaware 19805

June 21, 2021

Dear Jim:

This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your retirement from Corteva, Inc. (the “Company”). Capitalized terms used in this Agreement that are not defined herein have the meanings set forth in the Company’s Change in Control and Executive Severance Plan (the “Severance Plan”).

1.    Retirement Date. Your retirement from all positions with the Company will be effective December 31, 2021 (the “Retirement Date”). Prior to the Retirement Date, you agree to continue to serve as the Company’s Chief Executive Officer (“CEO”) and a member of the Company’s Board of Directors (“Board”) while the Company searches for your successor. If the Company appoints your successor prior to the Retirement Date, you agree to continue to be employed as a special advisor to the Company until the Retirement Date (the “Transition Period”). During the Transition Period (if applicable), your duties will consist solely of transitioning your current duties as CEO to the newly appointed CEO, as directed by the Board. Notwithstanding the foregoing, the Company reserves the right, at any time prior to the Retirement Date, to release you from providing any services to the Company and place you on Garden Leave. For purposes of this Agreement, “Garden Leave” means you will remain an employee of the Company bound by the terms of this Agreement, except that you are not required to perform any of your duties of employment pursuant to this Agreement unless specifically requested by the Company, and will not, without the prior written consent of the Company, attend your normal place of work or any other premises of the Company or any of its subsidiaries. The parties hereto agree that, prior to the Retirement Date, your employment will remain “at will” and that either party may terminate your employment at any time, subject to the Severance Plan.

2.    Compensation Prior to Retirement. During your employment under this Agreement prior to the Retirement Date (including the Transition Period or Garden Leave (if any)), you will continue to receive your current base salary and all other benefits that you are currently eligible to receive under the Company’s policies.

3.    Resignation from Board. You acknowledge and agree that you will resign from the Board upon the earliest of (x) the date the Company places you on Garden Leave, (y) the Company’s appointment of your successor as CEO and (z) the Retirement Date.

4.    Obligations of the Company. (a) The parties hereto agree that your retirement on the Retirement Date will constitute a termination by the Company without “Cause” for purposes of the Severance Plan. Accordingly, subject to your continued employment through the Retirement Date in compliance with Section 1 and your compliance with Sections 3 and 5, following the Retirement Date, in accordance with the Severance Plan, you will receive the severance payments and benefits set forth in Sections 3.01 and 3.02(a) of the Severance Plan on the basis that your “Qualifying Termination Date” is the Retirement Date; provided, however, that the “Pro-Rated Annual Bonus” payable to you pursuant to Section 3.02(a)(ii) of the Severance Plan will be equal to an amount (without proration) calculated based on (x) with respect to Company-wide performance goals, actual performance achieved by the Company during the Performance Period and (y) with respect to your individual performance factor, target performance (for the avoidance of doubt, without regard to any negative discretion with respect to such individual performance factor), provided, that the Company may, in its sole discretion, increase the amount of such bonus based on your performance prior to the Retirement Date. Such bonus will be paid in a lump sum cash payment no later than 60 days following the Retirement Date. Your outstanding equity awards will be treated in accordance with your existing Award Agreements. In the event that your employment terminates for any reason prior to the Retirement Date, the Company’s obligations to you will be determined under the Severance Plan without regard to this Agreement. You acknowledge and agree that the Company, in its sole discretion, will have the right to withhold from any amounts payable to you under this Agreement or the Severance Plan, as applicable, and regardless of the form of payment, any required withholdings pursuant to any statute or governmental regulation or ruling.

(b)    The Company agrees to instruct the members of the Board not to make any defamatory or disparaging public statements about you that could reasonably be expected to adversely affect your professional or personal reputation. The foregoing restriction will not prohibit or restrict the Company, the Board or the members thereof from (w) responding truthfully to any government or legal process, investigation or inquiry, (x) making any public disclosures required under applicable securities laws or similar legal obligations, (y) making truthful statements regarding the Company, the Company’s business and the performance thereof or (z) in the case of the Company’s officers and members of the Board, engaging in confidential internal discussions in the conduct of their duties.

5.    Obligations of the Executive. In accordance with Section 3.02(a) of the Severance Plan, the obligation of the Company to make the payments set forth therein are subject to your execution of a release of claims in a form acceptable to the Company (the “Release”). If you fail to execute and deliver the Release within 60 days following the Retirement Date, or if you revoke the Release as provided therein, then you will not be eligible to receive any payments under the Severance Plan. You hereby reaffirm and acknowledge that you are bound by Article V of the Severance Plan, including, without limitation, all such obligations that survive the termination of your employment.

6.    D&O Insurance Policy. The parties hereto agree that any rights you may have under any director and officer insurance policy and indemnification agreements maintained by the Company will continue in full force and effect until the termination of your employment (including at the conclusion of any Garden Leave).

7.    Miscellaneous.

(a)    Any claims or disputes arising out of or related to this Agreement or the Release, the interpretation, validity, enforceability or an alleged breach of this Agreement or the Release will be resolved in accordance with Article VI of the Severance Plan.

(b)    This Agreement, taken together with the Release, the Severance Plan and the Award Agreements, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

(c)    This Agreement may be executed in counterparts, and each counterpart, when executed, will have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(d)    This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regarding to the conflicts of law principles.

(e)    This Agreement is binding upon and will inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns.

(f)    The terms and conditions of this Agreement may be modified only in writing signed by both you and the Company.

7.    Section 409A. Section 8.13 of the Severance Plan is hereby incorporated by reference in its entirety.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

/s/ Cornel B. Fuerer

By:	Cornel B. Fuerer

Title:	SVP, General Counsel & Secretary

Agreed and Accepted:

/s/ James C. Collins, Jr.
James C. Collins, Jr.

3